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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement
No. 333-107788 of The Warnaco Group, Inc. (the "Company") of our report dated March 12, 2003 (August 1, 2003 as to Note 24, December 16, 2003 as to Note 2) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the Company's bankruptcy proceedings and confirmation of the Company's plan of reorganization, 2) the change in the Company's method of accounting for goodwill and other intangible assets, and 3) the change in the Company's method of accounting for its retail outlet store inventory), appearing in the Prospectus, which is part of such Registration Statement, and of our report dated May 5, 2003 (December 16, 2003 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's adoption of fresh-start reporting following the confirmation of its plan of reorganization by the bankruptcy court and emergence from Chapter 11), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
December 31, 2003